Exhibit C

FORM OF GLOBAL SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, 55 WATER STREET, NEW YORK, NEW YORK (DTC), TO THE FEDERAL REPUBLIC OF NIGERIA OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

US$300,000,000

THE FEDERAL REPUBLIC OF NIGERIA

5.625% Diaspora Bonds due 2022

ISIN No. US65412AEK43

CUSIP No. 65412A EK4

The Federal Republic of Nigeria (herein called the Issuer or Nigeria), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum set forth on the face hereof on June 27, 2022, and to pay interest thereon from June 27, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrear on June 27 and December 27 in each year (each, an Interest Payment Date), commencing December 27, 2017, at the rate of 5.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Fiscal Agency Agreement hereinafter referred to, be paid to the person (the registered holder) in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the date (a Regular Record Date), being one business day before the Interest Payment Date, in the register held by the Fiscal Agent. Interest will be calculated on a 360 day year, consisting of twelve 30 day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the registered holder on such Regular Record Date and may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such interest to be fixed by Nigeria, notice whereof shall be given to registered holders of Securities of this series not less than ten days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange.

Principal of (and premium, if any, on) this Security shall be payable against surrender hereof at the corporate trust office of the Fiscal Agent hereinafter referred to and at the offices of such other Paying Agents as Nigeria shall have appointed pursuant to the Fiscal Agency Agreement. Payments of any interest on this Security shall be made, in accordance with the foregoing and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the aforementioned register or, in the case of payments of principal (and premium, if any) to such other address as the registered holder may specify upon such surrender; provided, however, that any payments shall be made, in the case of a registered holder of at least US$1,000,000 aggregate principal amount of Securities of such Series, by transfer for value on the date for such payment to an account denominated in U.S. dollars maintained by the payee with a bank, if such registered holder so elects by giving notice to the Fiscal Agent, not less than 15 days (or such fewer days as the Fiscal Agent may accept at its discretion) prior to the date of the payments to be obtained, of such election and of the account to which payments are to be made. The Issuer covenants that until this Security has been delivered to the Fiscal Agent for cancellation, or monies sufficient to pay the principal of (and premium, if any, on) and interest on this Security have been made available for payment and either paid or returned to Nigeria as provided herein, it will at all times maintain offices or agencies in the Borough of Manhattan, The City of New York and elsewhere, as Nigeria may determine, for the payment of the principal of (and premium, if any, on) and interest on the Securities as herein provided. The Issuer further covenants that in the event of the issuance of Securities in definitive form(the Definitive Securities) and for as long as the Securities are listed on the London Stock Exchange and the rules of the London Stock Exchange so require, it will at all times maintain a listing agent, transfer agent and paying agent in London.

The Securities are issued pursuant to a fiscal agency agreement, dated as of June 27, 2017 (the Fiscal Agency Agreement), between, among others, Nigeria and Citibank N.A., New York Branch (the Fiscal Agent).

Unless the certificate of authentication hereon has been executed by the Fiscal Agent or an affiliate of the Fiscal Agent by manual signature, this Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Nigeria has caused this instrument to be duly executed.

Dated: June 27, 2017

THE FEDERAL REPUBLIC OF NIGERIA

By:
By:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Fiscal Agency Agreement.

CITIBANK N.A., NEW YORK BRANCH
as Fiscal Agent

By:
Authorized Signatory

TERMS AND CONDITIONS

This Security is one of a duly authorized issue of securities of Nigeria consisting of US$300,000,000 principal amount of 5.625% Diaspora Bonds due 2022 (herein called the Securities), issued and to be issued in one or more series in accordance with a fiscal agency agreement, dated as of June 27, 2017 (herein called the Fiscal Agency Agreement), between, among others, Nigeria and Citibank N.A., New York Branch as fiscal agent, registrar, principle paying agent and transfer agent (the Fiscal Agent, which term includes any successor fiscal agent under the Fiscal Agency Agreement), copies of which Fiscal Agency Agreement are on file and available for inspection at the corporate trust office of the Fiscal Agent located at 388 Greenwich Street, 14th Floor, New York, New York 10013, USA (the Corporate Trust Office). This Security is one of the series designated on the face hereof, limited initially to the aggregate principal amount of US$300,000,000.

Nigeria hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Security, and to constitute the same and valid obligation of Nigeria in accordance with its terms, have been done and performed and have happened in due and strict compliance with the applicable laws of the Federal Republic of Nigeria.

INTERPRETATION

Unless otherwise defined herein, capitalized terms used in these conditions shall have the meanings given to them in the Fiscal Agency Agreement or in these conditions.

STATUS

The Bonds constitute and will constitute direct, general, unconditional, unsecured and unsubordinated External Indebtedness of the Issuer for which the full faith and credit of the Issuer is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Issuer. It is understood that this provision shall not be construed so as to require the Issuer to make payments under the Bonds ratably with payments being made under any other External Indebtedness.

“External Indebtedness” means Indebtedness expressed or denominated or payable or which, at the option of the relevant creditor may be payable, in any currency other than the lawful currency from time to time of the Federal Republic of Nigeria.

“Indebtedness” means any obligation (whether present or future) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).

FORM, DENOMINATION AND REGISTRATION

The Bonds will be issued in the form of one or more fully registered global bonds (the “Global Bonds”) registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC, including the Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream, Luxembourg” and, collectively, the “Clearing Systems”). The Clearing Systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Bonds. Beneficial owners of Bonds will not, except in limited circumstances described herein, be entitled to receive Bonds represented by physical certificates or to have Bonds registered in their names, will not be considered holders thereof under the Fiscal Agency Agreement and cannot assert any right of a holder of the Bonds. See “Definitive Bonds” below. Subject to applicable law and the terms of the Fiscal Agency Agreement, the Issuer and the Fiscal Agent shall deem and treat registered holders of the Bonds as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to, or on the order of, the registered holders shall be valid and shall discharge the liability of the Issuer and the Fiscal Agent on the Bonds to the extent of the sum or sums so paid.

The Bonds are issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof, each an “Authorized Denomination”.

The Fiscal Agent (i) will be responsible for maintaining a record of the aggregate holdings of Bonds, (ii) will be responsible for ensuring that payments of principal and interest in respect of the Bonds received by the Fiscal Agent from the Issuer are duly credited to DTC; and (iii) shall transmit to the Issuer any notices from beneficial owners of Bonds that it receives. The Fiscal Agent will not impose any fees in respect of the Bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Bonds. However, beneficial owners of Bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Bonds are held with the Clearing Systems. The Issuer will not be responsible or liable for any aspect of the relationship between the Clearing Systems and their participants or for any aspects of the relationship between participants and beneficial owners of the Global Bonds.

INTEREST

The Bonds will bear interest from and including June 27, 2017 to but excluding the Maturity Date (as defined in “Redemption at Maturity”) at the rate of 5.625% per annum (the “Rate of Interest”), payable semi-annually in arrear on June 27 and December 27 in each year (each an “Interest Payment Date”).

Each Bond will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the principal in respect of the Bond is improperly withheld or refused or unless default is otherwise made in respect of payment. In such event, interest will continue to accrue until whichever is the earlier of (i) the date on which all amounts due in respect of such Bond have been paid; and (ii) seven days after the date on which the full amount of the moneys payable in respect of such Bonds has been received by the Fiscal Agent and notice to that effect has been given to the Bondholders in accordance with the “Notices” condition (except to the extent that there is any subsequent default in payment).

The amount of interest payable on each Interest Payment Date shall be $56.25 in respect of each Bond of $2,000 denomination and, where Bonds are issued in Authorized Denominations in excess thereof, $28.13 in respect of each Calculation Amount (as defined below). If interest is required to be paid in respect of a Bond on any other date, it shall be calculated by applying the Rate of Interest to the Calculation Amount, multiplying the product by the relevant Day Count Fraction, rounding the resulting figure to the nearest cent (half a cent being rounded upwards) and multiplying such rounded figure by a fraction equal to the Authorized Denomination of such Bond divided by the Calculation Amount, where “Calculation Amount” means $1,000 and “Day Count Fraction” means, in respect of any period, the number of days in the relevant period calculated on the basis of a year of 360 days, consisting of twelve 30-day months.

PAYMENTS

Payment of principal, interest and any additional amounts are payable in U.S. Dollars to the person registered at the close of business on the date (the “record date”), being one business day before the due date for the payment of interest, in the register held by the Fiscal Agent. With respect to Bonds held by Cede & Co. for DTC participants, including Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg. The Fiscal Agent will act as the Issuer’s principal paying agent for the Bonds pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Bond is not a Business Day in the applicable place of payment, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London, New York City and, in the case of presentation of a Definitive Bond, in the place in which the Definitive Bond is presented.

Payments in respect of principal and interest on Bonds are subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of “Taxation” below.

If the amount of principal or interest which is due on the Bonds is not paid in full, the Fiscal Agent will annotate the Register with a record of the amount of principal or interest in fact paid. Amounts not claimed within two years of the Relevant Date (as defined in “Taxation” below) will be repaid to the Issuer and upon repayment any liability of the Fiscal Agent and any Agent (as defined below) shall cease.

REDEMPTION AND PURCHASE

Unless previously redeemed or purchased and cancelled as provided below, the Issuer will redeem the Bonds at their principal amount on June 27, 2022 (the “Maturity Date”).

The Issuer may at any time purchase Bonds in the open market or otherwise and at any price. Any Bonds so purchased may be held, resold or surrendered for cancellation. Any Bonds so purchased, while held by or on behalf of the Issuer shall not entitle the holder to vote at any meeting of Bondholders and shall not be deemed to be Outstanding for the purposes of such meetings. Any Bonds so cancelled will not be reissued.

DEFINITIVE BONDS

The Issuer will issue or cause to be issued Bonds represented by fully registered physical certificates (“Definitive Bonds”) upon registration of transfer of, or in exchange for, Bonds represented by the Global Bonds (i) if DTC notifies the Issuer that it is unwilling or unable to continue as depository in connection with the Global Bonds or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depository is not appointed by the Issuer within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) the Issuer, in its sole discretion, instructs the Fiscal Agent in writing that a Global Security shall be so transferable and exchangeable; or (iii) upon request by DTC to the Fiscal Agent, acting on direct or indirect instructions of any beneficial owner of an interest in a Global Bonds, after an event of default entitling the holder to accelerate the stated maturity of the Global Bonds has occurred and is continuing, or, if DTC does not promptly make that request, then any beneficial owner of an interest in such Global Bond shall be entitled to make such request with respect to such interest. The Issuer shall bear the costs and expenses of printing or preparing any Definitive Bonds.

The Fiscal Agent shall have at least 30 days from the date of its receipt of Definitive Bonds and registration information to authenticate and deliver such Definitive Bonds. Such Definitive Bonds shall be registered in such names and in such denominations as DTC, pursuant to instructions from direct or indirect participants, shall direct and shall be delivered as directed by the persons in whose names such Definitive Bonds are to be registered.

The Definitive Bonds will be issued (i) only in fully registered form, (ii) without interest coupon, and (iii) in the Authorized Denomination and integral multiples thereof. All Bonds represented by Definitive Bonds issued upon any such issuance in exchange for the Bonds represented by the Global Bonds shall be a valid obligation of the Issuer, shall be entitled to the same benefits under this Agreement as the Global Bonds and shall be so exchanged without charge to the Fiscal Agent, DTC or the transferee. On or after any such exchange, the Fiscal Agent shall direct all payments in respect of such Definitive Bonds to the registered holders thereof, including when such exchange occurred after the record dates for any payment and prior to the date of such payment. Such payments will be made at the global trust services office of the Fiscal Agent in New York City or the London Paying Agent in London. Registered holders of any Definitive Bonds may transfer such Definitive Bonds by presenting and surrendering it at the office of any transfer agent in accordance with the Fiscal Agency Agreement.

The Issuer expressly acknowledges that if Definitive Bonds are not promptly issued to the owners of beneficial interests in a Global Bond as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Bond or applicable law with respect to the portion of the Global Bond representing that owner’s interest in the Global Bond as if Definitive Bonds had been issued.

NEGATIVE PLEDGE

So long as any Bond remains Outstanding (as defined in “Modifications and Amendments” below) the Issuer will not create, incur, assume or permit to subsist any Security (as defined below) other than a Permitted Security (as defined below) upon the whole or any part of its present or future assets, undertakings or revenues to secure (i) any of its External Indebtedness; (ii) any Guarantees in respect of External Indebtedness; or (iii) the External Indebtedness of any other person; without at the same time or prior thereto securing the Bonds equally and ratably therewith or providing such other arrangement (whether or not comprising Security) as shall be approved by the Bondholders.

“Guarantee” means any obligation of a person to pay the Indebtedness of another person including, without limitation: an obligation to pay or purchase such Indebtedness; an obligation to lend money or to purchase or subscribe shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness; an indemnity against the consequences of a default in the payment of such Indebtedness; or any other agreement to be responsible for such Indebtedness.

“person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust or other juridical entity, state or agency of a state or other entity, whether or not having a separate legal personality.

“Security” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance including, without limitation, anything analogous to the foregoing under the laws of any jurisdiction.

The following exceptions (each, a “Permitted Security”) apply to the Issuer’s obligations under the first paragraph of this section:

(i) any Security upon property to secure External Indebtedness of the Issuer or any Guarantee by the Issuer of External Indebtedness of any other person incurred for the purpose of financing the acquisition or construction of such property and any renewal and extension of such Security which is limited to the original property covered thereby and which (in either case) secures any renewal or extension of the original secured financing;

(ii) any Security securing External Indebtedness of the Issuer or any Guarantee by the Issuer of External Indebtedness of any other person incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project; provided that (a) the holders of such External Indebtedness or Guarantee expressly agree to limit their recourse to the assets and revenues of such project or the proceeds of insurance thereon as the sole source of repayments of such External Indebtedness and (b) the property over which such Security is granted consists solely of such assets and revenues; and

(iii) any Security in existence on June 27, 2017 securing the External Indebtedness of the Issuer or any Guarantee by the Issuer of External Indebtedness of any other person.

TAXATION

All payments of principal and interest in respect of the Bonds by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of the Relevant Jurisdiction, unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Bonds after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Bonds in the absence of the withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Bond: (i) presented for payment by or on behalf of a holder who is liable for the Taxes in respect of the Bond by reason of his having some connection with the Relevant Jurisdiction other than the mere holding of the Bond; or (ii) presented for payment more than 30 days after the Relevant Date (as defined below), except to the extent that the relevant holder would have been entitled to such additional amounts if it had presented such Bond for payment on the last day of such period of 30 days assuming, whether or not such is in fact the case, that day to have been a Business Day.

Any reference in these conditions to any amounts in respect of the Bonds shall be deemed also to refer to any additional amounts which may be payable under this condition.

With respect to Definitive Bonds, upon not less than thirty (30) days’ prior notice to holders of the Bonds, the Issuer shall have the right to require each holder to present at the office of any paying agent five (5) business days prior to each record date a certificate, in such form as the Issuer may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable the Issuer to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which the Issuer may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. The Issuer will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

With respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Nigeria or any authority of or within Nigeria, the Issuer shall not pay any additional amounts to a holder who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

“Relevant Date” means the date on which the payment first becomes due and payable but, if the full amount of the money payable has not been received by the Fiscal Agent on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect has been duly given to the Bondholders by the Issuer in accordance with the “Notices” condition; and

“Relevant Jurisdiction” means the Federal Republic of Nigeria or any political subdivision or any authority thereof or therein having power to tax in respect of payments made by it of principal and interest on the Bonds.

PRESCRIPTION

Claims in respect of principal and interest will become void unless made within five years from the Relevant Date.

AGENTS

The names of the initial Fiscal Agent, Registrar, Principal Paying Agent, Principal Transfer Agent, London Paying Agent and London Transfer Agent (collectively, the “Agents”) and their initial specified offices are set out in the Fiscal Agency Agreement. The Issuer reserves the right at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents provided that there will at all times be (i) a paying agent and a transfer agent located in the City of New York, (ii) a paying agent and a transfer agent in London, (iii) a registrar in the City of New York or another office designated by the Issuer and (iv) so long as the Bonds are listed on any stock exchange or admitted to listing by any other relevant authority, there will at all times be a paying agent and a transfer agent with a specified office in such place as may be required by the rules and regulations of the relevant stock exchange or other relevant authority.

Notice of any termination or appointment and of any changes in specified offices will be given to the Bondholders promptly by the Issuer in accordance with the “Notices” condition. In acting under the Fiscal Agency Agreement and in connection with the Bonds, the Agents act solely as agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for or with any of the Bondholders.

MODIFICATIONS AND AMENDMENTS

Modifications Generally

The Issuer may issue its notes, bonds, debentures and/or other unsecured evidences of indebtedness (the “Securities”) in separate series from time to time (each such series of Securities being hereinafter referred to as a “Series” or the “Securities of a Series”).

The Issuer and the Fiscal Agent, may without the consent of any holder of the Securities, agree to a Modification of the Securities of this series or to the Fiscal Agency Agreement as it relates to the Securities of this series for the purpose of: (A) adding to the covenants of the Issuer which the Issuer determines is for the benefit of the holders of the Securities of this series, (B) surrendering any right or power conferred upon the Issuer, (C) securing the Securities of this series pursuant to the requirements of the Securities of this series or otherwise, (D) curing any ambiguity, or curing, correcting or supplementing any defective provision hereof or (E) amending the Fiscal Agency Agreement or the Securities of this series in any manner which the Issuer may determine and which, in the reasonable opinion of the Issuer will not adversely affect the interests of the holders of Securities of this series in any material respects (each such modification, a “Technical Modification”). Any such Technical Modification shall be binding on all holders of the Securities of this Series, and unless the Fiscal Agent otherwise requires, the Issuer shall provide notice of any such Technical Modification to the Fiscal Agent for onward distribution to such holders of the Securities of this Series as soon as practicable thereafter.

Modifications proposed by the Issuer to the terms and conditions of the Securities of this series, or to the Fiscal Agency Agreement insofar as it affects only the Securities of this series, that are not Reserve Matter Modifications or Technical Modifications, may be approved by holders of the Securities of this series (by vote at a meeting of the holders of Securities or by a written consent of such holders of Securities), and future compliance therewith may be waived, with the written consent of the Issuer and the affirmative vote (if approved at a meeting of the holders of the Securities of this series) or consent (if approved by a written action) of holders of more than 50% of the aggregate principal amount of the Outstanding Securities of this series.

Reserve Matter Modifications

Reserve Matter Modifications proposed by the Issuer may be approved by holders of Securities of this Series (by vote at a meeting of the holders of the Securities of this Series or by a written consent of such holders) in one of three ways (each, a “Modification Method”): (A) by the holders of the Aggregated Collective Action Securities (as defined below) of each Series subject to the proposed Modification (a “Single Series Reserve Matter Modification”), (B) for proposed Cross-Series Modifications (as defined below) that are Uniformly Applicable (as defined below), by the holders of two or more Series of Aggregated Collective Action Securities whose votes or written consents will be aggregated for the purpose of determining whether the approval threshold has been met (a “Cross-Series Modification with Single Aggregated Voting”), and (C) for proposed Cross-Series Modifications that are not Uniformly Applicable, by the holders of two or more Series of Aggregated Collective Action Securities whose votes or written consents (x) taken together, must meet an aggregated approval threshold and (y) taken separately for each Series of Securities covered by that proposed Cross-Series Modification, must meet a separate approval threshold (a “Cross-Series Modification with Two Tier Voting”). The Issuer shall have the discretion to select a Modification Method for a proposed Reserve Matter Modification and to designate which Series of Aggregated Collective Action Securities will be included in the aggregated voting for a proposed Cross-Series Modification; provided, however, that once the Issuer selects a Modification Method and designates the Series of Aggregated Collective Action Securities that will be subject to a proposed Cross-Series Modification, those elections will be final for purposes of that vote or consent solicitation. The Issuer may simultaneously propose two or more Cross-Series Modifications, each affecting different Series of Aggregated Collective Action Securities, or one or more Cross-Series Modifications together with one or more Single Series Modifications.

Any Modification constituting or including a Reserve Matter Modification to the terms and conditions of the Securities of this Series, or to the Fiscal Agency Agreement insofar as it affects the Securities of this Series, may be made, and future compliance therewith may be waived, with the written consent of the Issuer and the affirmative vote or consent of holders of more than 75% of the aggregate principal amount of the Outstanding Securities of this Series.

Any Cross-Series Modification constituting or including a Reserve Matter Modification that is Uniformly Applicable to the terms and conditions of the Securities of this Series and one or more Series of Aggregated Collective Action Securities, or to the Fiscal Agency Agreement insofar as it affects the Securities of this Series and one or more Series of Aggregated Collective Action Securities, may be made, and future compliance therewith may be waived, with the written consent of the Issuer and the affirmative vote or consent of holders of more than 75% of the aggregate principal amount of the Outstanding Series of Aggregated Collective Action Securities affected by the proposed Modification (taken in the aggregate).

Any Cross-Series Modification constituting or including a Reserve Matter Modification to the terms and conditions of the Securities of this Series and one or more Series of Aggregated Collective Action Securities may be made, and future compliance therewith may be waived, with the written consent of the Issuer and: (A) the affirmative vote or consent of holders of more than 66  2⁄3% of the aggregate principal amount of the Outstanding Securities of all the Series of Aggregated Collective Action Securities affected by that proposed Modification (taken in the aggregate), and (B) the affirmative vote or consent of holders of more than 50% of the aggregate principal amount of the Outstanding Aggregated Collective Action Securities of each Series affected by that proposed Modification (taken individually).

It is understood that a Cross-Series Modification constituting or including a Reserve Matter Modification to the terms and conditions of the affected Securities that is not Uniformly Applicable must be effected pursuant to the paragraph immediately preceding this paragraph; a Cross-Series Modification that is Uniformly Applicable may be effected pursuant to the paragraph immediately preceding the preceding paragraph or to the immediately preceding paragraph, at the Issuer’s option.

Binding Nature

Any Modifications consented to or approved by the holders of Securities pursuant to this condition will be conclusive and binding on all holders of the Securities whether or not they have given their consent, and on all future holders of the Securities whether or not notation of such Modification is made upon the Securities. Any instrument given by or on behalf of any holder of Securities in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent holders of that Security.

For so long as any series of debt securities issued under the agency agreement dated 10 July 2013 between, amongst others, the Issuer and Deutsche Bank AG, London Branch, as fiscal agent relating to the U.S.$500,000,000 5.125 per cent. Notes due 2018 and the agency agreement dated 10 July 2013 between, amongst others, the Issuer and Deutsche Bank AG, London Branch, as fiscal agent relating to the U.S.$500,000,000 6.375 per cent. Notes due 2023 (together the “2013 Agency Agreements”, and such securities, the”2013 debt securities”), any series of debt securities issued under the agency agreement dated 26 January 2011 between, amongst others, the Issuer and Deutsche Bank AG, London Branch, as fiscal agent relating to the U.S.$500,000,000 6.750% Notes due 2021 (the “2011 Agency Agreement”, and such securities, the “2011 debt securities”) or any series of debt securities issued under the agency agreement dated February 6, 2017 between, amongst others, the Issuer and Citibank, N.A. London Branch, as fiscal agent relating to the U.S.$1,500,000,000 Global Medium Term Note Programme (as may be amended, the “2017 Agency Agreement”, and such securities, the “2017 debt securities”) are outstanding, if the Issuer certifies to the Fiscal Agent and to the fiscal agent under the 2013 Agency Agreements that a Cross-Series Modification is being sought simultaneously with a “2013 agency agreement reserve matter modification” and/or a 2011 agency agreement reserve matter modification and/or 2017 agency agreement reserve matter modification, the 2011 debt securities and/or the 2013 debt securities and/or the 2017 debt securities affected by such reserve matter modification shall be treated as “Series affected by that proposed Modification” as that phrase is used in the Fiscal Agency Agreement; provided, that if the Issuer seeks a Cross-Series Modification with Single Aggregated Voting, in determining whether such modification will be considered Uniformly Applicable, the holders of any series of 2011 debt securities affected by the 2011 agency agreement reserve matter modification and/or 2013 debt securities affected by the 2013 agency agreement reserve matter modification and/or the holders of any series of 2017 debt securities affected by the 2017 agency agreement reserve matter modification shall be deemed “holders of Securities of all Series affected by that Modification,” for the purpose of the Uniformly Applicable definition. It is the intention that in such circumstances, the votes of the holders of the affected 2011 debt securities and/or the 2013 debt securities and/or the 2017 debt securities be counted for purposes of the voting thresholds specified in the Fiscal Agency Agreement for the applicable Cross-Series Modification as though those debt securities had been affected by that Cross-Series Modification although the effectiveness of any modification, as it relates to the relevant debt securities, shall be governed exclusively by the terms and conditions of those debt securities and by the relevant agency agreement; provided, however, that no such modification as to the Bonds will be effective unless such modification shall have also been adopted by the holders of the 2011 debt securities, the 2013 debt securities or the 2017 debt securities, if such series is being counted in the modification, pursuant to the amendment and modification provisions of such debt securities.

“2011 agency agreement reserve matter modification” means any modification to a Reserve Matter affecting the terms and conditions of one or more series of the 2011 debt securities, pursuant to the 2011 Agency Agreement.

“2013 agency agreement reserve matter modification” means any modification to a Reserve Matter affecting the terms and conditions of one or more series of the 2013 debt securities, pursuant to the 2013 Agency Agreements.

“2017 agency agreement reserve matter modification” means any modification to a Reserve Matter affecting the terms and conditions of one or more series of the 2017 debt securities, pursuant to the 2017 Agency Agreement.

Information Delivery

Before soliciting the consent or the vote of any holder of Securities for a Reserve Matter Modification, the Issuer shall provide to the Fiscal Agent (for onward distribution to the holders of the Securities that would be affected by that proposed Modification) the following information: (i) a description of the Issuer’s economic and financial circumstances which are, in the Issuer’s opinion, relevant to the request for the proposed Modification, a description of the Issuer’s existing debts and a description of any broad policy reform program and provisional macroeconomic outlook; (ii) if the Issuer shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement; (iii) a description of the Issuer’s proposed treatment of external debt instruments that are not affected by the proposed Modification and its intentions with respect to any other major creditor groups; and (iv) if the Issuer is then seeking a Reserve Matter Modification affecting any other series of Securities, a description of that proposed Modification.

“Aggregated Collective Action Securities” means any debt securities of any series issued in the future under the Fiscal Agency Agreement, or any other agreements with similar collective action provisions, that are in their terms stated to be “Aggregated Collective Action Securities”.

“Cross-Series Modification” means a Modification constituting a Reserve Matter affecting two or more Series of Aggregated Collective Action Securities.

“Modification” means any modification, amendment, supplement or waiver affecting one or more Series of Aggregated Collective Action Securities, including those effected by way of exchange or conversion.

“Outstanding” for purposes of the Fiscal Agency Agreement and the Securities, any Security authenticated and delivered pursuant to the Fiscal Agency Agreement shall, as of any date of determination, be deemed to be Outstanding, except: (A) Securities theretofore cancelled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation and not reissued by the Fiscal Agent, (B) Securities which have been called for redemption in accordance with their terms or which have become due and payable at maturity or otherwise and with respect to which monies sufficient to pay the principal thereof (and premium, if any) and any interest thereon shall have been paid or duly provided for, (C) Securities of a Series in lieu of or in substitution for which other Securities shall have been authenticated and delivered pursuant to the Fiscal Agency Agreement, and (D) Securities owned, directly or indirectly, by the Issuer or any Public Sector Instrumentality thereof shall be disregarded and deemed not to be Outstanding, except that Securities of a series held by the Issuer or any Public Sector Instrumentality or any corporation, trust or other legal entity controlled by the Issuer or by a Public Sector Instrumentality that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes the pledgee’s right so to act with respect to such Securities and that the pledgee is not the Issuer or a Public Sector Instrumentality; provided, however, in determining whether the holders of the requisite principal amount of Outstanding Securities of a series have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement hereunder, (i) the principal amount of a Security which by its terms provides for an amount other than the stated face amount to be due and payable upon a declaration of acceleration of the maturity thereof or at the stated maturity (a “Variable Principal Security”) that shall be deemed to be Outstanding shall be either (x) the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof or (y) such other amount not in excess of the stated face amount, as may be specified in such Security, and (ii) the principal amount of a Security denominated in a foreign currency or currencies shall be the U.S. dollar equivalent determined on the date of original issuance of such Security, of the principal amount (or, in the case of a Variable Principal Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined on the dated provided in (i) above) of such Security, and (iii) Securities owned, directly or indirectly, by the Issuer or Public Sector Instrumentalities thereof shall be disregarded and deemed not to be Outstanding.

“Public Sector Instrumentality” means any department, ministry or agency of Nigeria or any corporation, trust, financial institution or other entity owned or controlled by Nigeria, any political subdivision of Nigeria or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

“Reserve Matter” means any Modification to the terms and conditions of the Securities of this Series or Series of Aggregated Collective Action Securities, or to the Fiscal Agency Agreement insofar as it affects the Securities of this Series or Series of Aggregated Collective Action Securities, that would:

(A)	change the due date for the payment of the principal of (or premium, if any) or any installment of interest of the Securities of this Series or Series of Aggregated Collective Action Securities;

(B)	reduce the principal amount of the Securities of this Series or Series of Aggregated Collective Action Securities, the portion of such principal amount that is payable upon acceleration of the maturity of the Securities of this Series or Series of Aggregated Collective Action Securities, the interest rate thereon or the premium payable upon redemption thereof;

(C)	change the Issuer’s obligation to make any payments on the Securities of this Series or Series of Aggregated Collective Action Securities;

(D)	change the coin or currency in which payment with respect to interest, premium or principal in respect of Securities of this Series or Series of Aggregated Collective Action Securities is payable or the place or places in which any such payment is required to be made;

(E)	shorten the period during which the Issuer is not permitted to redeem the Securities of this Series or Series of Aggregated Collective Action Securities, or permit the Issuer to redeem the Securities of this Series or Series of Aggregated Collective Action Securities, if prior to such action, the Issuer is not permitted to do so;

(F)	reduce the proportion of the principal amount of the Securities of this Series or Series of Aggregated Collective Action Securities, the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Securities of this Series or Series of Aggregated Collective Action Securities or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given;

(G)	change this Modifications and Amendments provision of the Securities;

(H)	change the obligation of the Issuer to pay additional amounts, if any, pursuant to the Securities of this Series or Series of Aggregated Collective Action Securities;

(I)	change the governing law provisions of the Securities of this Series or Series of Aggregated Collective Action Securities;

(J)	change the Issuer’s appointment of an agent for the service of process, the Issuer’s agreement not to raise certain defenses with respect to its sovereign immunity or the Issuer’s agreement to submit to jurisdiction in respect of disputes relating to or arising under the Fiscal Agency Agreement or the Securities of this Series or Series of Aggregated Collective Action Securities, each as set forth in the Fiscal Agency Agreement and in the Securities of this Series or Series of Aggregated Collective Action Securities;

(K)	except as contemplated in clause (C) of the definition of Technical Modifications, change the ranking of the Securities of this Series or Series of Aggregated Collective Action Securities as set forth in the terms of the Securities of this Series or Series of Aggregated Collective Action Securities;

(L)	exchange or substitute all or any portion of the Securities for, or convert the Securities into, other obligations or securities of the Issuer or any other person;

(M)	change the definition of “Uniformly Applicable”, “Reserve Matter”, “Reserve Matter Modification” or “Outstanding”;

(N)	change the method used to calculate any amount payable on the Securities of such Series (other than in accordance with the express terms of the Securities of such Series and this Fiscal Agency Agreement); or

(O)	change the identity of the obligor under the Securities of such Series.

“Reserve Matter Modification” is any Modification to a Reserve Matter.

“Uniformly Applicable”, in the context of a proposed Cross-Series Modification, means a Modification by which holders of Securities of all Series affected by that Modification are invited to exchange, convert or substitute their Securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a Modification will not be considered to be Uniformly Applicable if each exchanging, converting or substituting holder of Securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of Securities of any Series affected by that Modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of Securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of Securities of any Series affected by that Modification electing the same option under such menu of instruments).

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall have occurred and be continuing:

Non-payment: (i) the Issuer fails to pay any principal on any of the Bonds when due and payable and such failure continues for a period of 15 business days, or (ii) the Issuer fails to pay any interest on any of the Bonds or any amount due under the “Taxation” condition when due and payable, and such failure continues for a period of 30 days;

Breach of other obligations: the Issuer does not perform or comply with any one or more of its other obligations under the Bonds or the Fiscal Agent Agreement, which default is incapable of remedy or is not remedied within 45 days following the service by any holder of Bonds on the Issuer of notice requiring the same to be remedied;

Cross-acceleration: (i) any other External Indebtedness of the Issuer becomes due and payable prior to stated maturity thereof by reason of default, (ii) any such External Indebtedness is not paid at maturity, or (iii) any Guarantee of such External Indebtedness is not honored when due and called upon; and, in the case of (ii) or (iii), that failure continues beyond any applicable grace period; provided that the aggregate amount of the relevant External Indebtedness in respect of which one or more of the events mentioned in this paragraph (c) have occurred equals or exceeds U.S.$25,000,000 or its equivalent;

Moratorium: a moratorium on the payment of principal of, or interest on, the External Indebtedness of the Issuer shall be declared by the Issuer;

IMF: the Issuer shall cease to be a member of the International Monetary Fund (the “IMF”), or shall cease to be eligible to use the general resources of the IMF;

Validity: (i) the validity of the Bonds shall be contested by the Issuer; (ii) the Issuer shall deny any of its obligations under the Bonds; or (iii) it shall be or become unlawful for the Issuer to perform or comply with all or any of its obligations set out in the Bonds or the Fiscal Agency Agreement, including, without limitation, the payment of interest on the Bonds, as a result of any change in law or regulation in the Federal Republic of Nigeria or any ruling of any court in the Federal Republic of Nigeria whose decision is final and unappealable or for any reason such obligations cease to be in full force and effect; or

Consents: if any authorization, consent of, or filing or registration with, any governmental authority necessary for the performance of any payment obligation of the Issuer under the Bonds, when due, ceases to be in full force and effect or remain valid and subsisting, the holders of at least 25% of the aggregate principal amount of the outstanding Bonds may, by notice to the Issuer, declare all the Bonds to be due and payable immediately (the “Demanding Holders”). Holders of Bonds may exercise these rights only by providing a written demand to the Issuer at the office of the Fiscal Agent at a time when the Event of Default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the Bonds will be immediately due and payable on the date the Issuer receives written notice of the declaration, unless the Issuer has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding Bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured by the Issuer or waived.

At any time after the principal of the Bonds have been so declared due and payable, the Issuer will pay or will deposit (or cause to be paid or deposited) with the Fiscal Agent a sum sufficient to cover reasonable compensation to the Demanding Holders and the Fiscal Agent and each predecessor Fiscal Agent, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders, the Fiscal Agent and each predecessor Fiscal Agent.

REPLACEMENT OF CERTIFICATES

If any Definitive Bond is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Fiscal Agent upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Definitive Bonds must be surrendered before replacements will be issued.

NOTICES

The Issuer will mail any notices to the holders of the Bonds at the addresses appearing in the Register maintained by the Fiscal Agent. The Issuer will consider a notice to be given at the time it is mailed. So long as the Bonds are listed on the London Stock Exchange and the rules of the exchange so require, the Issuer will also publish notices on the website of the London Stock Exchange at http://www.londonstockexchange.com.

Notwithstanding the above paragraph, while the Bonds are in global form, notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

The Issuer will cause notice of any resignation, termination or appointment of the Fiscal Agent or the London Paying Agent and London Transfer Agent and of any change in the office through which such Agent will act to be given as provided under this subsection.

FURTHER ISSUES

The Issuer may from time to time without the consent of the Bondholders create and issue further bonds, having terms and conditions the same as those of the Bonds, or the same except for the issue date, issue price, the date and amount of the first payment of interest, which may be consolidated and form a single series with the outstanding Bonds, provided that such additional securities shall be issued pursuant to a “qualified reopening” of the original series or are otherwise treated as part of the same “issue” of Bonds as the original series for U.S. federal income tax purposes (regardless of whether any holders of such Bonds are subject to U.S. federal income tax law).

MEETINGS

The Issuer may call a meeting of the holders of the Bonds of a series at any time regarding the Fiscal Agency Agreement or the Bonds of such series. The Issuer will determine the time and place of the meeting. If the holders of at least 10% in principal amount of all Bonds of such series then outstanding have delivered a written request to the Issuer or the Fiscal Agent (with a copy to Issuer) setting out the purpose of the meeting, the Fiscal Agent shall agree the time and place of the meeting with the Issuer promptly. Notice of the time, place and purpose of the meeting shall be given in the manner set forth under Notices, not less than 30 and not more than 60 days before the meeting.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

THE BONDS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ALL MATTERS GOVERNING THE ISSUER’S AUTHORIZATION AND EXECUTION OF THE SECURITIES, SHALL BE GOVERNED BY THE LAWS OF THE FEDERAL REPUBLIC OF NIGERIA. NOTWITHSTANDING ANY RESERVE MATTER MODIFICATION, THE “MEETINGS” AND “MODIFICATIONS AND AMENDMENTS” SECTIONS HEREOF SHALL IN ALL CASES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

With respect to any legal suit, action or proceeding arising out of or based upon the Bonds (the “Related Proceedings”), the Issuer irrevocably submits to the jurisdiction of (i) the state and federal courts located in the Borough of Manhattan in the City of New York, New York, (ii) the English courts and (iii) the Nigerian courts (collectively, the “Specified Courts”). The state and federal courts located in the Borough of Manhattan in the City of New York, New York and the English courts and (iii) the Nigerian courts shall be the exclusive forum for any Related Proceeding (except for proceedings instituted to enforce a judgment issued in a Related Proceeding (a “Related Judgment”), as to which the choice of forum is non-exclusive). The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts, and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

The Issuer irrevocably appoints and agrees to maintain the person for the time being and from time to time acting as and discharging the function of Consul General of the Federal Republic of Nigeria in the City of New York, with an office on the date hereof at 828 2nd Avenue New York, New York 10017, United States, The High Commissioner of the Federal Republic of Nigeria to the United Kingdom, Nigeria High Commission, 9 Northumberland Avenue, London WC2N 5BX and The Debt Management Office, with an office on the date hereof at the Nigeria Deposit Insurance Corporation Building, Plot 447/448 Constitution Avenue, Central Business District, PMB 532, Garki – Abuja, Nigeria (collectively, the “Process Agent”) to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the Borough of Manhattan in the City of New York in the English courts or the Nigerian courts, as the case may be. Service of any process, summons, notice or document by mail to the applicable party’s address set forth below shall be effective service of process for any suit, action or other proceeding brought in any such court. The Issuer hereby agrees that failure of its Process Agent to give notice to the Issuer, or failure of the Issuer to receive notice of such service of process, shall not affect in any way the validity of such service on the Process Agent or the Issuer. The Issuer hereby covenants and agrees that it shall continue the designation of its Process Agent in full force and effect, and cause its Process Agent to continue to act as such. In addition, the Issuer hereby agrees that no documents or agreements to which it is a party or to which it or its property is subject will affect the right of any party to serve legal process in any other manner permitted by law.

To the extent that the Issuer has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably agrees not to claim and will irrevocably waive such immunity in respect of any Related Proceeding and with respect to proceedings instituted to enforce a Related Judgment, and without limiting the generality of the foregoing, the Issuer hereby agrees that such waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976, as amended, of the United States and the State Immunity Act of 1978 of the United Kingdom and are intended to be irrevocable for purposes of either Act.

Notwithstanding the foregoing, the Issuer does not hereby waive any such immunity from execution or attachment in respect of (i) property, including any bank account, used by a diplomatic or consular mission of the Issuer or its special missions or delegations to international organizations, (ii) property of a military character and under the control of a military authority or defense agency of the Issuer or (iii) property located in the Federal Republic of Nigeria and dedicated to a public or governmental use by the Issuer.

Notwithstanding the foregoing, the issuer does not consent to service of process or waive sovereign immunity with respect to actions brought against it under United States federal securities laws or any securities laws of any States of the United States, and the Issuer’s appointment of the Process Agent does not extend to such actions.

CURRENCY INDEMNITY

If any sum due from the Issuer in respect of the Bonds or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under these conditions or such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Issuer, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to the Bonds, the Issuer shall indemnify each Bondholder, on the written demand of such Bondholder addressed to the Issuer and delivered to the Issuer or to the specified office of the Fiscal Agent, against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such Bondholder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

This indemnity constitutes a separate and independent obligation of the Issuer and shall give rise to a separate and independent cause of action.